Participation Agreement

Morgan County Tennessee

This Participation Agreement entered into as of the 8th day of August A.D., 2007

Between:

Montello Resources Ltd., a body corporate, having an office in the City of Calgary in the Province of Alberta, (hereinafter referred to as “MEO”)

Party Of The First Part

-and-

Great Northern Oilsands Inc., a body corporate, having an office in the City of Vancouver in the Province of B.C., (hereinafter referred to as “GNOS)

Party Of The Second Part

Whereas MEO is a resource exploration and development, company, which trades on the TSX Venture Exchange under the symbol MEO, with offices in Calgary, Alberta, Canada; and

Whereas MEO has acquired in Morgan County, Tennessee certain oil and gas leases comprising -P900 acres along with a 60% interest in the cased Bowen # 1 Well as detailed on Schedule “A” attached hereto, which hereinafter are collectively referred to as “the Morgan Highpoint Project Lands”; and

Whereas MEO has also entered into a farm-out agreement with Austin Developments Ltd. (“Austin”) which, if adhered to by Austin will result in an investment by Austin in 1 and possibly up to 3 or more additional drilling locations on the Morgan Highpoint Project Lands; and

Whereas Austin has presently advanced 80% of the US $3,000,000 gross costs anticipated to be incurred with respect to the drilling, completing and equipping of the John Bowen #2 Well to earn a Net 40% Working Interest (“W.I”) in the Morgan Highpoint Project Lands. All costs above US $3,000,000 will be shared on a pro-rata basis according to each party’s earned W.I.; and

Whereas MEO has incurred to date incidental land costs and other costs over and above the anticipated US $3,000,000 to drill and complete the John Bowen #2 Well in the amount of approximately US $500,000, hereinafter referred to as “Prior Expenditures”; and

Whereas subject to the terms and conditions contained herein MEO is prepared to bring in GNOS as a participant in and to the Morgan Highpoint Project Lands.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the covenants and agreements of the Parties as hereinafter set forth, the Parties do hereby covenant and agree as follows:

1.

MEO is prepared to bring GNOS in as a participant in the Morgan Highpoint Project Lands on the condition that GNOS sign the AFE pertaining to the John Bowen #2 Well as to 10% of the anticipated US $3,000,000 in gross costs and in this regard advance US $300,000 to MEO prior to the close of business August 9, 2007.

2.	GNOS will reimburse MEO on or before the close of business August 8, 2007 $25,000 for 5% of the Prior Expenditures incurred by MEO in acquiring and developing the Morgan Highpoint Project Lands.

3.

MEO will invoice GNOS for its 5% share, on a straight up pro rata basis, for all new costs incurred after August 7th, 2007 as per the terms and conditions defined in the “Farm-In Agreement including additional costs relating to land acquisition, evolving drilling strategy, ongoing data gathering from well site geology, ‘Telluric Survey Work, aerial photography, imagery, seismic, and any other field technical; :non technical, or administrative costs undertaken and/or warranted by the Operator.

4.

Upon GNOS paying the US $325,000 outlined in Clauses 1 & 2 hereof as well as 5% of any cost overruns, if any, attributable to the John Bowen #2 Well GNOS will have earned an undivided net 5% working interest in the Morgan Highpoint Project Lands along with an undivided 5% interest in the John Bowen #1 Well. Drilling Activity Updates will not be provided until full payment is received. In the event MEO is able to drill, complete, equip and tie-in the John Bowen #2 Well for less than US $3,000,000 GNOS’s 10% unexpended share of the AFE will be applied against additional costs as contemplated in Clause 3 hereof or refunded to GNOS if GNOS has paid all outstanding costs as contemplated in Clause 3 hereof.

5.	MEO will immediately confirm that it has approval from its Board of Directors to proceed with this transaction.

6.

Monies paid by GNOS will be held in trust at MEO’s Bank of Montreal US Account until full payment is made and then transfer of these monies will be made to the First Savings and Trust Bank in Oneida Tennessee.

7.

Both parties must be aware of unforeseen regulatory implications should there be any delay in full funding prior to spud date therefore exposing this agreement to possible disapproval by a Regulatory Authority. It is the intent of MEO to expedite paperwork with GNOS to avoid such possibility and ensure approval.

8.

MEO understands that GNOS may wish to increase their participation to a higher percentage W.I. in the Morgan Highpoint Project on a straight up basis after the John Bowen #2 Well (Morgan Highpoint #1) is drilled. MEO will endeavor to assist on, a best efforts basis.

9.

If MEO presents to GNOS a new AFE and an information package for a follow-up well to be drilled on other Morgan Highpoint Project Lands GNOS will have 10 days from the date of presentation of the aforesaid information to: sign the AFE and return it to MEO. In the event GNOS elects not to participate as to its earned 5% working interest GNOS will forfeit its interest in the proposed drilling spacing unit to MEO. Conversely if GNOS signs the AFE and does not forward 100% of its share of the funds attributable to the subject AFE to MEO within 7 days of the proposed spud date, GNOS will again forfeit its interest in the proposed drilling spacing unit to MEO.

10.

GNOS is welcome to utilize any information on MEO’s web site at www.montello.com for the purpose of building information on their own Web Site, subject to prior permission and approval. MEO simply wishes to try and ensure that MEO does not inadvertently compromise any regulatory rules of the TSX Venture Exchange, or other regulatory authority. In this regard GNOS agrees that prior to issuing any Press Releases relating to this Participation Agreement GNOS will forward a Draft of the applicable Press Release to MEO, for their approval which approval may not be unreasonably withheld by MEO.

11.	The parties hereto agree to forthwith enter into more formal documentation incorporating the terms and conditions contained herein.

12.

MEO agrees to create an Area of Mutual Interest covering the County of Morgan in the State of Tennessee pursuant to which GNOS will have the right to participate as to an undivided 5% interest in acquiring additional lands and leases with MEO.

IN WITNESS WHEREOF the Parties hereto have caused this Participation Agreement to be executed as of the day and year first above written.

	Montello Resources Ltd.	Great Northern Oilsands Inc.

Per:	/s/ William Cawker	/s/ David Lane
	William R.(Bill) Cawker	David Lane
	President-CEO-Chairman	President

cc:	Dwayne Tyrkalo, President
Montello Resources Ltd. USA

Schedule “A”

This is Schedule “A” attached to and incorporated into a Participation Agreement dated as of August 4, 2007 between Montello Resources Ltd. and Great Northern Oilsands Inc.

Morgan Highpoint Project Lands & Well

Legal Description	Lessor	Acres	Encumbrances
			(Royalties)

John Bowen	freehold	110	18.67%
Elmer Howard	freehold	459	12.5%
Len Slack	freehold	253	12.5%
John Sampley	freehold	58	12.5%

Cased Well

John Bowen #1
Drilled in 2004 to 3650 ft
Requires a re-perferate and frac to be performed after Bowen #2 drilling is complete

Notes:

If a well site is located on the mineral owners property the royalty attributable to the mineral owner’s lease will be amended to be a 1 /6th royalty up from a 1/8th royalty which is the case with respect to the John Bowen Lease.

Deep well spacing units below 5,000 ft requires 160 ac.

The surface land owners that have wells on there property do not receive annual surface lease payments. Montello Resources USA Ltd is attempting to follow good oilfield standards used in Canada.